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As filed with the Securities and Exchange Commission on April 11, 2002,

Registration No. 023588.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

        REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Paul-Son Gaming Corporation (Exact name of registrant as specified in charter)
Nevada (State or other jurisdiction of incorporation or organization)
88-0310433 (I.R.S. Employer Identification Number)
1700 South Industrial Road Las Vegas, Nevada 89102 (702) 384-2425 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric P. Endy
President, Chief Executive Officer
1700 South Industrial Road
Las Vegas, Nevada 89109
(702) 384-2425
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Bonner Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89109 (702) 792-7000

Approximate date of commencement of proposed sale to the public:
 As soon as possible after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering    / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.    / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    / /

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $.001 par value	300,001	$1.35[1]	$405,001.35	$37.26

Calculated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of high and low prices for such shares of common stock on April 9, 2002, as reported on the Nasdaq SmallCap Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED April 11, 2002
PROSPECTUS (Not Complete)

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to buy nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

300,001 Shares of Common Stock

PAUL-SON GAMING CORPORATION

        This prospectus relates to an offering of an aggregate of 300,001 shares of our common stock, including 250,000 shares on behalf of non-affiliate selling stockholders and 50,001 shares on behalf of an option holder, each of whom are named in the prospectus. All of the shares to be registered in this offering are currently outstanding including the shares issuable to the option holder upon the exercise of his options. The selling stockholders and the option holder, upon the exercise of his option, may from time to time, sell their respective shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

        We are registering the resale of the offered shares as required by the terms of our agreement with the selling stockholders. However, a portion of the expenses of approximately $2,000.00 incurred in connection with the registration of shares will be paid for by a third party. We will not receive any proceeds from the resale of the offered shares.

        Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PSON." On April 9, 2002, the last reported sale price of our common stock was $1.40 per share.

        This investment involves substantial risk. See "Risk Factors" beginning on page 4 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is April 11, 2002

PROSPECTUS SUMMARY

        The following is a summary of information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully, including the risk factors beginning on page 4. In this prospectus "Paul-Son," "Company," "we," "us" and "our" refer to Paul-Son Gaming Corporation and its subsidiaries, unless the context requires otherwise.

PAUL-SON GAMING CORPORATION

        We are a leading manufacturer and supplier of casino table game equipment in the United States. Our products include casino chips, table game layouts, playing cards, dice, gaming furniture and miscellaneous table accessories such as chip trays, drop boxes and dealing shoes, which are used in conjunction with casino table games such as blackjack, poker, baccarat, craps and roulette. We are headquartered in Las Vegas, Nevada, with our primary manufacturing facilities located in San Luis, Mexico and primary sales offices in Las Vegas, Nevada and Atlantic City, New Jersey. We sell our products in every state in which casinos operate in the United States.

        We also make casino-quality products for personal use, including poker chips, "Fantasy Casino" chips, dice, playing cards and gift items made with our components. Scaled-down gaming furniture and accessories are also offered for personal use. We, through our subsidiary, Authentic Products, Inc., offer many of our products to the non-gaming and specialty markets, although this has not yet become a significant business for us.

        As a full-service casino table games supplier, we manufacture products to meet particular customer and industry specifications, which may include a range of shapes and sizes, varied color schemes and other graphics, and security and anti-counterfeit features. The useful lives of our products typically range from several hours in the case of playing cards and dice, to several months in the case of layouts, and several years in the case of casino chips and gaming furniture. As such, our primary business is the ongoing replacement sale of these products. When a new casino opens, we strive to supply most of the products required to operate the casino's table games, frequently on a sole-supplier basis. When successful, revenues are generated both from the initial sale to the new casino and on a continuing basis as the new casino becomes part of our primary customer base.

        We have previously announced that we have been engaged in discussions with Etablissements Bourgogne et Grasset regarding a possible business combination transaction. Those previous disclosures were made in our Form 10-K/A for the year end May 31, 2001; our Form 10-Q for the quarter period ended February 28, 2001; our Form 10-Q/A for the quarter period ended August 31, 2001; our Form 10-Q for the quarter period ended November 30, 2001; our Form 8-K filed February 1, 2001 and our Form 8-K filed May 3, 2001. The parties have continued these negotiations to the date hereof and we believe that the execution of definitive agreements is imminent, but the parties have not entered into any definitive agreements to date. There are no assurances that the parties will reach definitive agreements.

        The selling stockholders whose shares are covered by this prospectus are not affiliates of our Company.

        Our principal executive offices are located at 1700 South Industrial Road, Las Vegas, Nevada, 89109. Our telephone number is (702) 384-2425.

RISK FACTORS

        You should consider carefully the following risks before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

        We rely on the expansion of the casino industry to generate sales and revenues, and any condition that may adversely impact the casino industry will adversely impact us.

        Nearly all of our revenue is generated by sales from existing casinos, casino openings and expansions. Although we are pursuing opportunities to sell and market our products to industries outside of the casino industry, our future growth may be dependent on the continued emergence and growth of new markets for our products, including new casino openings or expansions throughout the United States and other areas of the world. A reduction in the pace of new casino openings and casino expansions in existing and emerging legalized gaming jurisdictions would have a negative effect on our business. Similarly, the restriction or abolishment of legalized casino gaming in jurisdictions in which we currently do business would have a negative impact on us.

        Further, the economic health of the casino industry, and, therefore, our revenues, are affected by a number of factors beyond our control, including:

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  general economic conditions;

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  levels of disposable income of the casino patrons;

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  acts of terrorism and anti-terrorism efforts;

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  increased transportation costs resulting in decreased travel by patrons;

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  local conditions in key gambling jurisdictions;

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  the growth and number of legalized gaming jurisdictions;

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  changes or proposed changes in tax laws;

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  increases in gaming taxes or fees;

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  legal and regulatory issues affecting the development, operation and licensing of casinos;

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  competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of gaming products; and

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  the relative popularity of entertainment alternatives to casino gaming that compete for leisure dollars.

        These factors may impact the demand for our products and could materially affect revenues that we realize on sales of our products.

        Terrorist attacks or acts of war may seriously harm our business.

        Terrorist attacks or acts of war may cause damage or disruption to our company, our employees, our facilities and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, especially to the casino and resort industry, some of which have materially adversely affected our business, results of operations, and financial condition and may do so again in the future. In particular, the casino and resort industry has been affected by the downturn in the tourist industry as a result of the September 11 attacks. Because our business is closely tied to the casino and resort industry, the long-term effects on our Company from the September 11, 2001 attacks are unknown. The potential for future terrorist attacks, the national and international responses to terrorist attacks, and other acts of war or hostility have created many economic and political uncertainties, which could materially adversely affect our business, results of operations, and financial condition in ways that we currently cannot predict.

        The strength and profitability of our business depends on the overall demand for our products and growth in the gaming industry. Gaming industry revenues are sensitive to general economic conditions and generally rise or fall more rapidly in relation to the condition of the overall economy. Although we cannot accurately estimate the economic impact of the recent terrorist attacks at this time, the casino industry has been negatively affected by the reduction in air travel and tourism, and we expect that any significant decline in the growth of the casino industry will reduce demand for our products. In a period of reduced demand, we may not be able to lower our costs rapidly enough to counter a decrease in revenues.

        There is significant competition among manufacturers in our business and the entry of new competitors may have an adverse impact on our business.

        There are significant competitors in each of our major product lines. As a result of such competition, particularly in light of softening industry demand, we have been forced to compete on the basis of price, which has had the effect of putting pressure on our sales revenue, profit margin and overall profitability. The continuing pressure of such competition may continue to exert pressure on our product pricing and resulting revenues.

        It is possible that new competitors may be attracted to the table game supply business, some of which may already be in the business of selling gaming products, have licenses to sell gaming supplies and have greater financial resources than us. The entry by additional companies into our markets could adversely impact our business.

        Our operating results may vary dramatically from quarter to quarter due to our dependence on new and expanding casinos.

        Our financial results are dependent in part upon sales to new or expanding casinos, which may, in turn, be dependent upon the authorization of gaming in additional jurisdictions. The timing of these events does not follow consistent patterns throughout any given year. Given this uncertain timing and the large dollar value of sales to new casinos, our future operating results may be subject to significant quarterly fluctuations.

        Our efforts to expand into international sales pose special risks.

        Although currently only a small percentage of our sales are to casinos located in foreign countries, a component of our business strategy is the expansion of our international sales. To the extent we are successful in this endeavor, engaging in business outside of the United States will be increasingly subject to the customary risks of doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates and controls, competitive issues relative to established businesses with significant current market share and business/customer relationships, nationalization and other economic, tax and regulatory policies of local governments and the possibility of trade embargoes, political instability or war or other hostility, as well as the laws and policies of the United States affecting foreign trade and investment.

        Our failure to expand into international markets may limit our revenue growth.

        To the extent we are not able to successfully expand into international gaming markets, our business will be adversely impacted, especially if domestic casino growth stagnates, and our opportunities to increase revenues from the domestic casino market are thereby limited.

        Loss of key personnel could have a material adverse effect on our business.

        We are dependent upon the abilities and efforts of certain management personnel. Our future success will depend in part upon our ability to attract and retain qualified personnel to fill key sales, administrative and management positions. We currently carry key man life insurance on Eric P. Endy, our Chairman of the Board and Chief Executive Officer, and on Frank Moreno, General Manager of Paul-Son Mexicana. There can be no assurance that we will be able to locate and retain key individuals in the event of the loss of such key individuals.

        The failure of our Company or certain key personnel to obtain gaming approvals may have an adverse impact on our business.

        The manufacture and distribution of gaming equipment and supplies are subject to extensive federal, state and local regulation. Although these regulations vary among jurisdictions, virtually all jurisdictions require licenses, permits and approvals to be held by us and our key personnel in connection with the manufacture and distribution of some or all of our products. Our failure or the failure of our key personnel to obtain or retain required licenses, permits or approvals in one or more jurisdictions could have an adverse effect on us and could adversely affect our ability and the ability of our key personnel to obtain or retain licenses in other jurisdictions. No assurance can be given that such licenses, permits or approvals will be obtained, retained or renewed in the future in existing or emerging jurisdictions.

        The regulatory environment in which we operate requires, among other things, that we develop and follow certain internal "due diligence" or compliance procedures to ensure our gaming regulatory licenses are not jeopardized relative to our business operations and customer base. As such, we may require information from, and perform inquiries into, potential customers above what certain competitors may require depending on the extent of the competitors' internal procedural requirements or the absence of such. To the extent potential customers are adverse to these procedures, we may be at a competitive disadvantage relative to our competitors.

        Any beneficial holder of our common stock may be subject to investigation by the gaming authorities in any or all of the jurisdictions in which we operate if such authorities have reason to believe that such ownership may be inconsistent with such state's gaming policies. Persons who acquire beneficial ownership of more than certain designated percentages of common stock will be subject to certain reporting and qualification procedures established by the Nevada and other gaming authorities, as well as certain local licensing authorities.

        Limitations on Native American gaming may have a negative impact on our business.

        Our ability to generate greater revenues and earnings is dependent in part on the growth of Native American tribal casinos. Under the Indian Gaming Regulation Act, or IGRA, the operation of a casino on Native American tribal land is not permitted until the Native American tribe and the state in which it is located have entered into a tribal-state compact authorizing gaming on the tribe's land and such tribal-state compact is approved by the Secretary of the Department of Interior. Many states have resisted entering into tribal-state compacts, which has resulted in litigation challenging the constitutionality of IGRA. If IGRA were found to be unconstitutional, the procedures that would apply to the initiation and operation of Native American tribal casinos would be uncertain. Such a finding could severely limit or delay the expansion of gaming in additional jurisdictions. In addition, a court ruling has placed limits on the ability of Native American tribes to force states to enter into tribal-state compacts and several states, through legislation or constitutional amendment, have sought to limit the scope of Native American gaming under IGRA.

        Because our primary products are related to casino table games, the reduction of casino floor space allocated to casino table games may have an adverse impact on our business.

        Our primary products are sold to casinos with table games. In recent years, there has been an increasing allocation of total casino gaming space to slot machines, and in certain cases, a resulting reduction in the allocation of total casino gaming space to table games. As a result, the growth rate of table games has not matched that of the casino industry as a whole. In the last year, revenues from our product sales have declined. An acceleration of the aforementioned trend of allocating more gaming space to slot machines rather than table games may have an even greater negative impact on our declining revenues.

        We may issue additional securities to effect a business combination transaction.

        We are currently in discussions with Etablissements Bourgogne et Grasset regarding a possible business combination transaction. In order to accomplish any business combination transaction, we will need to issue additional securities as consideration for such transaction. The issuance of additional securities will have the effect of reducing the percentage ownership of our current stockholders. In addition, these securities may have additional rights, preferences or privileges to those of our common stock, such as registration rights, or the issuance of such securities may result in a change in control of Paul-Son.

        We are controlled by a single stockholder.

        Eric P. Endy is the beneficial owner of approximately 42.3% of our outstanding common stock. As a result, Mr. Endy effectively controls the election of all of the members of our board of directors and effectively controls most matters requiring approval by the stockholders of Paul-Son. Such ownership may discourage acquisition of large blocks of our securities and could have an anti-takeover effect, possibly depressing the price of the common stock. In addition, Nevada corporation law and our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control of Paul-Son.

        Sales of a substantial number of shares of common stock, or the perception that this could occur, could result in decreasing the market price per share for our common stock.

        We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will result in decreasing the market price per share of our common stock. As of April 4, 2002, 3,456,654 shares of our common stock were issued and outstanding and we had reserved for future issuance the following shares of common stock:

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  1,000,000 shares issuable under our 1994 Long-Term Incentive Plan; and

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  75,000 shares issuable under our 1994 Directors' Stock Option Plan.

Of the 1,075,000 shares of common stock reserved under our option plans, options to purchase up to 378,000 shares are currently outstanding.

        Our common stock is currently listed on the Nasdaq SmallCap Market, but there can be no assurance that our stock will continue to be listed on the Nasdaq SmallCap Market.

        Our common stock is currently listed on the Nasdaq SmallCap Market. As of April 9, 2002, the last reported sale price of our common stock was $1.40. If the minimum bid price of our common stock falls below $1.00 per share for more than 30 consecutive business days, our common stock may be delisted from the Nasdaq SmallCap Market. Our common stock also may be delisted if we engage in a business combination that would result in a Reverse Merger under Rule 4330(f) of the Nasdaq Marketplace Rules. If our common stock were to be delisted, such delisting could have a material adverse effect on the price of and market for our common stock.

FORWARD LOOKING STATEMENTS

        This prospectus and the information incorporated herein by reference in this prospectus include forward-looking statements within the meaning of 27A of the Securities Act and Section 21E of the Exchange Act of 1934, or the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to them. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by or followed by or that include the words "believes," "expects," "anticipates," "intends" "plans," "estimates," or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the resale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth as of April 1, 2002, the name of each selling stockholder and the maximum number of shares that each selling stockholder may offer and sell pursuant to this prospectus. Certain selling stockholders acquired their shares in a privately negotiated transaction among the selling stockholders and the Paul S. Endy, Jr. Living Trust, or the Endy Trust. An aggregate of 250,000 shares of our common stock were transferred to the selling stockholders as a part of this transaction. Laurence Speiser will acquire his shares pursuant to a stock option issued to him by the Endy Trust.

SELLING STOCKHOLDER	NUMBER OF SHARES OFFERED PURSUANT TO THIS PROSPECTUS
Paul C. Blackman	17,500
Jones, Jones Close & Brown, Chtd. dba Jones Vargas	62,500
Laurence A. Speiser	50,001
Martin S. Winick	170,000

        We agreed to file with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) to permit the public sale of the shares by the selling stockholders from time to time.

        A third-party will bear any legal fees incident to the registration of the shares to the public hereunder. We will pay "blue sky" expenses, accounting fees and filing fees.

PLAN OF DISTRIBUTION

        The shares offered hereby may be sold from time to time by the selling stockholders for their own accounts. We will receive none of the proceeds from this offering. A third party will bear any legal fee incident to the registration of the shares to the public hereunder. We will pay "blue sky" expenses, accounting fees and filing fees. The selling stockholders will bear any underwriting or brokerage commissions or similar charges or the costs of their own legal or other advisors. All of the shares which are covered in this prospectus are eligible to be resold upon effectiveness of the registration statement of which this prospectus is a part.

        Resale of the shares by the selling stockholders is not subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling stockholders or by their permitted pledgees, donees, transferees, beneficiaries, distributees or successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In addition, certain of the selling stockholders are corporations or partnerships which may, in the future, distribute their shares to their stockholders or partners, respectively. Those shares may later be sold by those stockholders or partners. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares offered by each selling stockholder may be sold from time to time:

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  at market prices prevailing at the time of sale,

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  at prices relating to such prevailing market prices, or

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  at negotiated prices.

        Such sales may be effected in the over-the-counter market, on the Nasdaq SmallCap Market, or on any exchange on which the shares may then be listed. The shares may be sold by one or more of the following:

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  one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  in negotiated transactions; and

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  through other means.

        There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them. The selling stockholders may effect such transactions by selling shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters, and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933, in connection with such sales. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        In connection with sales of their common stock and if permitted by law, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

        We will inform the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 (Regulation M-Rule 102) may apply to sales in the market and will furnish the selling stockholders upon request with a copy of these rules. We will also inform the selling stockholders of the need for delivery of copies of this prospectus.

        Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "PSON." American Stock Transfer & Trust Company, New York, New York, is the transfer agent for shares of our common stock.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Kummer Kaempfer Bonner & Renshaw, 3800 Howard Hughes Parkway, Seventh Floor, Las Vegas, Nevada, 89109

EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended May 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatements of the 2001 consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

        Our subsidiary, Paul-Son Gaming Supplies, Inc., or Paul-Son Gaming Supplies, entered into a $995,000 loan transaction, or Loan, with Jackson Federal Bank, a federal savings bank, or Jackson, on March 5, 2002. The other principal terms of the Loan are as follows:

        Interest Rate.    The interest rate equals the greater of 8% per annum, or Floor Rate or 362.5 basis points over the average of the London Interbank offered rates for six month dollar deposit in the London market based on quotations of major banks, or Libor. The interest rate will not be less than the Floor Rate nor more than 12% per annum, nor will the interest rate increase or decrease by more than two percentage points per annum during any twelve month period or one-half percentage point per annum during any three month period.

        Maturity Date.    The maturity date is March 1, 2012.

        Payment Schedule.    The Loan is payable in arrears in equal monthly installments of principal and interest (based upon a thirty year amortization schedule) beginning April 1, 2002 and continuing on the first day of each month through and including March 1, 2012.

        Security.    The Loan is secured by a Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, or Deed of Trust, encumbering our Las Vegas, Nevada headquarters.

        Guaranty.    We executed a Guaranty in favor of Jackson by which we guaranteed the obligations of Paul-Son Supplies under the Loan and Deed of Trust and the related loan documents executed in connection with the Loan.

        Prepayment.    The Loan contains a prepayment provision requiring the payment of a prepayment premium equal to 3% of the amount prepaid during the first twelve month period of the loan. Thereafter, the Loan may be prepaid in part or in whole at any time without a prepayment premium.

        Transfer Restrictions.    The Deed of Trust contains certain restrictions on transfer of our property and of the equity securities of Paul-Son Supplies, without the consent of Jackson.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy statements and other information with the SEC. You may inspect and copy these reports and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549) and Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http:// www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the Nasdaq Operations (located at 1735 K Street, N.W., Washington, D.C. 20006).

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC's office in Washington, D.C. (located at 450 Fifth Street, N.W.), and you may obtain copies from the SEC at prescribed rates.

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

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  our annual report on Form 10-K for the fiscal year ended May 31, 2001, which we filed on August 29, 2001 (File Number 0-23588), including Amendment No. 1 as filed on Form 10-K/A on January 23, 2002;

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  our quarterly report on Form 10-Q for the quarterly period ended November 30, 2001, which we filed on January 22, 2002 (File Number 0-23588);

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  our quarterly report on Form 10-Q/A for the quarterly period ended August 31, 2001, which we filed on January 23, 2002 (File Number 0-23588);

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  our Form 8-K dated March 5, 2002, which we filed on March 13, 2002 (File Number 0-23588);

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  the description of our common stock in our Form 8-A, which we filed on March 8, 1994 (File Number 0-23588), and any amendments or reports filed for the purpose of updating this description; and

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  all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the selling stockholders sell all of the securities offered by this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Request should be made to:

Paul-Son Gaming Corporation
Attention: Eric P. Endy
1700 South Industrial Road
Las Vegas, Nevada 89102
(702) 384-2425

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by us, are set forth in the following itemized table:

Registration Fee	$40.00
Printing Expenses	500.00
Legal Fees and Expenses	2,000.00
Accounting Fee and Expenses	4,900.00
Blue Sky Fees and Expenses	1,000.00
Miscellaneous	250.00

Total	$8,690.00

Item 15. Indemnification of Officers and Directors

        Paul-Son Gaming Corporation is incorporated under the laws of the State of Nevada. Sections 78.7502 through 78.752, inclusive, of the Nevada Revised Statutes, as amended, Article X of our amended and restated articles of incorporation and Article VII of our amended and restated bylaws provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of Paul-Son for certain expenses incurred in connection with any threatened, pending or completed, action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by Paul-Son on behalf of officers, directors, employees and agents of Paul-Son and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Section 78.7502 of the Nevada Revised Statutes provides that a corporation may provide indemnification if the officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Our articles of incorporation and bylaws provide that, to the fullest extent permitted under the laws of the State of Nevada, we will indemnify any officer or director who is, was, or is threatened to be made a party to a proceeding because he or she is or was a director or officer or, while a director or officer, at our request, was serving as a director, officer, partner, venturer, trustee, employee or agent of another entity.

        As permitted by Section 78.752 of the Nevada Revised Statutes, as amended, we have purchased and maintain insurance providing for reimbursement to elected directors and officers of Paul-Son and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

Item 16. Exhibits

5.1	Opinion of Counsel to Paul-Son Gaming Corporation, dated April 10, 2002
23.1	Consent of Deloitte & Touche LLP, independent auditors
23.3	Consent of Counsel to Paul-Son Gaming Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (included on page 16)

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act.

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

        (3)    To remove from the registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

15

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Clark, State of Nevada, on April 8, 2002.

PAUL-SON GAMING CORPORATION
By:	/s/ ERIC P. ENDY Eric P. Endy
Its:	Chairman, President, Chief Executive Officer, Secretary and Treasurer

POWER OF ATTORNEY

        Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Eric P. Endy, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ ERIC P. ENDY Eric P. Endy	Chairman of the Board, President, Chief Executive Officer, Secretary and Treasurer	April 8, 2002
/s/ PAUL S. DENNIS Paul S. Dennis	Director	April 8, 2002
/s/ JERRY G. WEST Jerry G. West	Director	April 8, 2002
/s/ RICHARD W. SCOTT Richard W. Scott	Director	April 8, 2002

QuickLinks

FORM S-3
TABLE OF CONTENTS
PROSPECTUS SUMMARY
PAUL-SON GAMING CORPORATION
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
MATERIAL CHANGES
WHERE YOU CAN FIND MORE INFORMATION
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Officers and Directors
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY